Exhibit 99.3
Final Transcript
Conference Call Transcript
ANF — Q3 2009 Abercrombie & Fitch Co. Earnings Conference Call
Event Date/Time: Nov. 13. 2009 / 8:30AM ET

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Final Transcript
Nov. 13. 2009 / 8:30AM ET, ANF — Q3 2009 Abercrombie & Fitch Co. Earnings Conference Call
CORPORATE PARTICIPANTS
Eric Cerny
Abercrombie & Fitch Co. — Manager, IR
Mike Jeffries
Abercrombie & Fitch Co. — Chairman and CEO
Jonathan Ramsden
Abercrombie & Fitch Co. — EVP, CFO
Brian Logan
Abercrombie & Fitch Co. — VP Finance
CONFERENCE CALL PARTICIPANTS
Christine Chen
Needham and Company — Analyst
Michelle Tan
Goldman Sachs — Analyst
Jeff Klinefelter
Piper Jaffray — Analyst
Jeff Black
Barclays Capital — Analyst
Janet Kloppenburg
JJK Research — Analyst
Adrienne Tennant
FBR Capital Markets — Analyst
Barbara Wyckoff
Jesup & Lamont — Analyst
Randy Konik
Jefferies & Company — Analyst
Paul Lejuez
Credit Suisse — Analyst
Edward Yruma
KeyBanc — Analyst
Robert Samuels
Oppenheimer — Analyst
Jennifer Black
Jennifer Black & Associates — Analyst
Dana Telsey
Telsey Advisory Group — Analyst
Robin Murchison
SunTrust — Analyst
Stacy Pak
SP Research — Analyst
Michelle Clark
Morgan Stanley — Analyst
David Glick
Buckingham Research Group — Analyst
PRESENTATION

Final Transcript
Nov. 13. 2009 / 8:30AM ET, ANF — Q3 2009 Abercrombie & Fitch Co. Earnings Conference Call
Operator
Ladies and gentlemen, please stand by. We are about to begin. Good day, everyone and welcome to the Abercrombie & Fitch third quarter earnings results conference call. Today’s conference is being recorded. (Operator Instructions) We will open the call to take your questions at the end of the presentation. We do ask that you limit yourself to one question during the question-and-answer session.
At this time I would like to turn the conference over to Mr Eric Cerny. Please go ahead, sir.
Eric Cerny — Abercrombie & Fitch Co. — Manager, IR
Good morning and welcome to our third quarter earnings call. Earlier this morning we released our third quarter sales and earnings, balance sheet, income statement and an updated financial history. Please feel free to reference these materials available on our website. This call is being recorded and the replay may be accessed through the internet at Abercrombie.com.
Before we begin, I reminder you that any forward-looking statements we may make today are subject to the Safe Harbor Statement found in our SEC filings. In addition, any comments made during this call with regard to fourth quarter expectations do not reflect the anticipated discontinued operations accounting for RUEHL. Today’s earnings call will be limited to an hour. We will begin the call with a few brief remarks from Mike, followed by a review of the financial performance for the quarter from Jonathan Ramsden and Brian Logan. After our prepared comments, we will be available to take your questions for as long as time permits. Please limit yourself to one question so that we can speak with as many callers as possible. Now to Mike.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
Good morning, everyone. Thank you for joining us. We will talk in more detail about our results for the quarter in a few moments. But I would like to begin with what I believe were the highlights for the quarter. In many respects these had little impact on the reported numbers but are significant to the future of our business. We have said for some time that the future of our business is tied to international growth. On October 29th we opened our second international A&F Flagship store and our first in a non-English speaking country. Those of you who were there that day or have had a chance to visit subsequently have seen firsthand the reaction the store has generated as is the case on 5th avenue and in London, people in Milan are telling us they love our brands and our store experience. Not to be overshadowed by the Flagship opening on the same day we opened a Hollister mall based store in Belfast. This was our seventh Hollister store in the UK. On an annualized basis we expect those seven stores to be among the top 10 performing Hollister stores by volume as well as being very profitable. We will open additional Hollister locations in Frankfurt and Rome before Christmas and remain on track to open our Abercrombie & Fitch Tokyo Flagship on December 15th.
As we look to the future, we are working toward a rate of international Hollister store openings in 2010 and 2011 significantly accelerated from 2009. Importantly, we do not underestimate the work that needs to be done to accomplish our roll-out strategy, but I am confident that we have the team in place that can make it happen. The results we have seen to date continue to give us very strong encouragement that this is the right strategy to pursue. We are also mindful that our international and domestic strategies and positioning are related. So while we are moving to a more offensive footing on several fronts domestically, we will do this while sticking to our strategy of protecting the brands for the long term.
When I refer to being more on the offensive domestically, I am speaking of several things. First, having been in a very conservative mode for most of the past year, we are working toward being in a stronger inventory position for the spring. We know what our stores have looked like during the past quarter and we are working to correct this. Second, we are working on marketing initiatives including the area of social media that will enable us to better communicate and connect with our customers. Third, we will improve our ability to offer specially targeted attractive price points particularly in Hollister in response to an environment that continues to be very value and deal oriented. Most importantly, we will do this in our own handwriting. Our business model was not built on running a promotional business and never will be. Fourth, we continue to look very hard at our domestic store footprint, particularly Abercrombie & Fitch. Finally, as we have always done, we will continue to challenge ourselves season after season to improve our product offering. Throughout the summer and back-to-school seasons we believe we made huge strides in offering more compelling fashion product alongside our basic categories. We are mindful that this business is a balance of basics and fashion and are constantly looking for new trends that can get — that we can interpret in our own handwriting. I encourage you to get into our stores. We look good for Christmas. With that, I hand over to Jonathan.

Final Transcript
Nov. 13. 2009 / 8:30AM ET, ANF — Q3 2009 Abercrombie & Fitch Co. Earnings Conference Call
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Thank you, Mike. And good morning. Everyone. For the third quarter the Company’s net sales decreased 15% to $765.4 million while comp store sales decreased 22%. Our sales results for the quarter were helped by positive growth in DTC sales by the strong performance of new stores, particularly international stores. On a two-year basis our same store sales for the third quarter were approximately in line with the first and second quarters. While our objective is to improve this trend over time as Mike has alluded to, we do not anticipate a significant deviation from the two-year trend in the fourth quarter. Our gross margin rate for the quarter was 63.6%, down 240 basis points. Primarily driven by a lower AUR partially offset by a reduction in average unit cost and a benefit from other gross margin items. For the fourth quarter we anticipate a lower level of gross margin erosion versus prior year within the third quarter. Net income for the quarter was $38.8 million or $0.44 per diluted share inclusive of $6.2 million after tax charges associated with the closure of the RUEHL business and an $18.6 million benefit associated with the true-up of the year-to-date tax rate. Excluding these effects, non-GAAP net income for the quarter was $26.3 million or $0.30 per diluted share. These non-GAAP figures include the ongoing operating results of RUEHL.
Marketing, general and administrative expense for the third quarter was $88.1 million, down 16% versus last year’s expense of $105 million. The reduction was somewhat greater than we had anticipated in the last earnings call as a result of additional savings achieved during the quarter and a $2.5 million insurance settlement. MG&A for the quarter included equity compensation of $8.2 million as compared to $9.6 million last year. MG&A for the quarter also included a modest incentive — cash incentive competition accrual compared to no accrual in the prior year. For the fourth quarter we anticipate a mid-single-digit percentage reduction in MG&A as we anniversary 2008 expense reduction initiatives and as a result of the effect of increased cash and equity compensation accruals compared to last year. Stores of distribution expense of $370.1 million for the quarter included $10.1 million of costs associated with the closure of the RUEHL business primarily due to lease buyout costs. Excluding those charges store occupancy costs accounted for 21.6% of sales as compared to 17.6% last year.
With regard to the significant deleveraging we have experienced in store occupancy costs over time we are continuing to review our domestic store footprint in particular with regard to all leases expiring in this and the next two fiscal years. On a year-to-date basis we have closed 13 stores and anticipate additional closings in the fourth quarter in addition to the RUEHL store closings. For the remaining leases expiring in 2009, we expect to renew most of these leases on a short-term basis while we continue our review and allow ourselves time to have greater visibility on the expected future performance of currently underperforming stores. Over time, while store closures and rent renegotiations may help with the reversal of the store occupancy deleveraging, we have experienced improved productivity levels will also be necessary. Prior to the effect of additional RUEHL exit charges, we expect store occupancy costs to continue to increase modestly in dollar terms in the fourth quarter. All other stores and distribution expenses comprising selling payroll, store management and support, distribution, DTC and other costs represented 25.4% of sales for the quarter, slightly down compared to the 25.6% of sales they represented last year. In absolute terms, these costs were down approximately 15% on a year-over-year basis. For the fourth quarter we expect these expenses to be modestly higher as a percentage of sales than the 23.3% of sales they represented last year. We continue to expect that the closure of the RUEHL business will be complete by the end of the current fiscal year. We now expect that we will incur aggregate net pretax charges with a net present value of approximately $60 million, down from the prior estimate of $65 million of which we incurred $10.1 million in the third quarter and $23.6 million in the second quarter.
To provide some color on international results, total international sales including direct to consumer were approximately $88 million for the third quarter and approximately $220 million on a year-to-date basis. Our international store sales were approximately $61 million for the third quarter and approximately $151 million on a year-to-date basis. Regarding international openings for the remainder of 2009, we remain on track to open an Abercrombie & Fitch Flagship store in Tokyo and expect to have a total of 12 European Hollister’s by the end of the year. Domestically we do not anticipate any additional openings this year. We continue to expect total capital expenditures for fiscal 2009 to be approximately $185 million. These capital expenditures include approximately $45 million related to IT, DC and other home office cost projects, a substantial portion of which relates to systems to support the Company’s international roll-out. With regard to 2010 Flagship openings we are now able to confirm the following. The new location on 5th avenue in New York which we had previously planned to open as a Kids Flagship store will now open as a Hollister Epic Store in the fourth quarter of 2010. The decision to open a Hollister Epic Store rather than a Kids Flagship is based on both maximizing the contribution of the store itself and on supporting our Hollister international roll-out. In addition we are now confirming that we will proceed with the opening of an A&F flagship store in Copenhagen in late 2010. While the store will have many Flagship design elements, it will be staffed and operated in a manner more consistent with larger domestic A&F tourist stores. We envision that this may provide a prototype for opening A&F stores in other midsized locations going forward. Lastly, as released earlier this morning, we expect to open an A&F Flagship store in Fukuoka, Japan in late 2010. The store will be our second A&F flagship in Japan.
With regard to Hollister, we continue to expect an accelerated of openings for international mall based stores in 2010 and 2011. As we proceed with the Hollister roll-out, we will continue to test our way into new markets with a small number of stores and then push forward with a broader roll-out if we are satisfied with the economics and can continue to find appropriate real estate opportunities in that market. At the same time, we will seek to protect our downside exposure in the event of the economics do not meet our requirements. We will provide greater color on our 2010 plans during our fourth quarter earnings call in February. Now to Brian, who will provide some additional detail on our third quarter financial performance.

Final Transcript
Nov. 13. 2009 / 8:30AM ET, ANF — Q3 2009 Abercrombie & Fitch Co. Earnings Conference Call
Brian Logan — Abercrombie & Fitch Co. — VP Finance
Thank you, Jonathan. As reported, fiscal 2009 third quarter net sales for the 13 weeks ended October 31st, 2009 decreased 15% to $765.4 million from $896.3 million for the 13 weeks ended November 1st, 2008. Third quarter direct consumer net sales increased 11% to $63.9 million, total Company comparable store sales decreased 22%, average transactions per store decreased 9%, average transaction value decreased 11% and average unit retail decreased 8% for the quarter. Across all brands, the masculine categories continue to outperform the feminine categories as male comparable store sales decreased by high teen while female comparable store sales decreased by a mid 20%. From a merchandise classification standpoint on a total Company basis for both male and female, knit tops, graphic tees and denim were weaker performers while woven shirts and women’s dresses were stronger performing categories. For the third quarter the gross profit rate was 63.6%, down 240 basis points from last year’s third quarter rate of 66%, primarily driven by a lower average unit retail, partially offset by reduction in average unit cost and a benefit from other gross margin items. We ended the third quarter with inventories per square foot at cost down 34%.
Stores and distribution expense for the quarter as a percent of sales increased 5.2 percentage points to 48.3% versus 43.1% last year. Stores and distribution expense included $10.1 million of costs associated with the closure of the RUEHL business primarily due to lease buyout costs. For the third quarter marketing, general and administrative expense was $88.1 million, down 16% versus last year’s expense of $105.0 million. As a percentage of sales, MG&A expense decreased 20 basis points to 11.5% from 11.7% last year. Other operating income for the third quarter was $1.6 million compared to other operating expense of $0.3 million for the prior year, primarily as a result of foreign currency transaction gains this year compared to foreign currency transaction losses last year. Interest — net interest expense for the third quarter was $0.5 million, compared to net interest income of $0.6 million last year.
Income tax benefit for the third quarter was $8.9 million. The third quarter income tax provision reflects a benefit of $2.2 million primarily from settlement of state tax audits along with an $18.6 million benefit associated with a true-up of the year-to-date tax rate. The Company has computed its provision for income taxes for the three and nine month ended October 31st, 2009 by applying the actual effective tax rate to the year-to-date pretax loss compared to using the annual estimated effective tax rate for the prior year and prior interim periods in the current fiscal year. For the third quarter net income was $38.8 million or $0.44 per diluted share. Inclusive of $6.2 million after tax charges associated with the closure of the RUEHL business and an $18.6 million benefit associated with a true-up of the year-to-date tax rate. Excluding these effects, non-GAAP net income for the third quarter was $26.3 million or $0.30 per diluted share. These non-GAAP figures include the ongoing operating results of RUEHL. We ended the third quarter with $466.9 million in cash and cash equivalence, borrowings under our credit agreement of $50.6 million and outstanding letters of credit of $45.3 million. During the quarter we drew down the US equivalent of approximately $11.6 million in foreign currency denominated borrowings to fund international leases and capital expenditure commitments.
During the third quarter we opened a Flagship in Milan with Abercrombie & Fitch and Abercrombie Kids stores as well as two Hollister mall based stores in the United Kingdom. One domestic Kids store and one domestic Hollister store. We closed a total of eight domestic stores including three Abercrombie & Fitch stores, two Kids stores, one Hollister store and two RUEHL stores, one of which will be converted to an Abercrombie & Fitch store. We ended the third quarter with a total of 352 Abercrombie & Fitch, 213 Abercrombie Kids, 522 Hollister, 27 RUEHL and 16 Gilly Hicks stores including three Abercrombie & Fitch, three Abercrombie and Kids and six Hollister stores in Canada. One Abercrombie & Fitch and seven Hollister stores in the United Kingdom and one Abercrombie & Fitch and one Abercrombie Kids store in Italy. This now concludes our prepared comments. We are now available to take your questions. Please limit yourself to one question so that we can speak with as many callers as possible. After everyone has had a chance we will be happy to take follow-up questions. Thank you.
QUESTION AND ANSWER
Operator
Thank you, sir. Ladies and gentlemen our question-and-answer session will be conducted electronically. (Operator Instructions) For our first question we go to Christine Chen with Needham and Company.
Christine Chen — Needham and Company — Analyst
Thank you and good morning.

Final Transcript
Nov. 13. 2009 / 8:30AM ET, ANF — Q3 2009 Abercrombie & Fitch Co. Earnings Conference Call
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
Hi, Christine.
Brian Logan — Abercrombie & Fitch Co. — VP Finance
Good morning Christine.
Christine Chen — Needham and Company — Analyst
Hello. Wondering if you can share with us in this environment, how do you balance offering your customer value with lower price points by actually lowering the ticket versus having limited time price reductions and signage? What have you found is the most effective and what do you think is better for the brand? Thank you.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
Well, as you know, Christine, we are not a promotional business and we have not built our model around a promotional strategy. We are aspirational brands for our customer, but are reacting to the current environment and trying to improve the domestic sales trend. Domestically, as you all know, we are seeing that the customer is extremely deal driven, price conscious and we are aware of that. Our strategy has been to increasingly offering specially targeted attractive price points, but they are done through a combination of price points and some reduced , as you would say, comparisons. It’s a combination of the two and I can’t tell you what is really working best, but what we are doing is I believe very brand appropriate, not damaging to the aspirational position we have worked so hard to achieve. Our brands, again, as you know, are not positioned to compete on price and price alone and it is not our desire to change that. We are simply reacting to the current environment. Thanks,
Operator
Go next to Michelle Tan with Goldman Sachs.
Michelle Tan — Goldman Sachs — Analyst
Great. Thanks. Just wondering if you could give us any kind of ballpark on what you think about for Hollister international openings for next year. I know you mentioned accelerating significantly. I wonder if you could give us any more indication. And then also what are the lead times on these stores and when will you lock in the openings for 2010? Thanks.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Good morning, Michelle. On the first part of the question we will have opened 10 Hollister’s this year in Europe and we anticipate opening a multiple of that next year so when we say acceleration, we are not talking about 12 to 15. We are talking about a multiple of the 10 over this year. We will, as I mentioned earlier, be able to give I think some clearer guidance on that in the February call. So the second part of your question was about lead times to open. In the UK now, we are down from sighting at least to opening a store to about five minutes. As we open up in new countries, probably a little bit longer than that and hopefully we will be able to work that down over time in those additional countries.
Operator
We go next to Jeff Klinefelter with Piper Jaffray.

Final Transcript
Nov. 13. 2009 / 8:30AM ET, ANF — Q3 2009 Abercrombie & Fitch Co. Earnings Conference Call
Jeff Klinefelter — Piper Jaffray — Analyst
Yes, thank you. Good morning, everyone.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
Hi, Jeff.
Brian Logan — Abercrombie & Fitch Co. — VP Finance
Hi, Jeff.
Jeff Klinefelter — Piper Jaffray — Analyst
So question first of all on the international store openings which by the way are impressive, very nice job on Milan and the Hollister stores in the UK. They are great stores. Mike, maybe you could talk a little bit about your comfort level with accelerating the openings both in terms of staffing. I know that you’re trying to train people in stores and then rotate those same people out into the new stores, but how you can take on a significant acceleration both from a staffing and from getting comfortable that you have enough open so far that you can see the differences between different — literally different markets within the UK and then Jonathan just one clarification on gross margin. You said for the fourth quarter that you thought it would be, I believe, down but less than the third quarter, could you just maybe address that more specifically? Last year you had significant deterioration in the fourth quarter. This year no doubt at least on the two-year average basis the comp would be better and it would be more proactive versus reactive promotion, so why the deterioration at all versus OY?
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Sorry. You want to go with that?
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
I’ll start with the Milan. As you saw, Jeff, the interesting thing about our business, the most important point of our business is that we sell the same things everywhere. We sell the same product and the same strength, be it Milan, Oklahoma City or London and we sell the very same experience and we succeed if you’re in one of our stores and you cannot tell that you are in a specific country. That’s a starting point and that’s been proven to be absolutely successful. Beyond that, we get to the operations of the business and Milan was our first opening in a non-English speaking country and we did learn quite a bit about opening in other countries and in other countries, logistics, execution, et cetera. I believe that we have a really complete, complex detailed game plan for opening the stores that we are about to open. We are very controlled organization as you know and the plans for opening, which include staffing months in advance by country, are very detailed. We don’t go about this with the point of view that it’s going to be easy. We have made mistakes in Milan and we are learning from them. But our culture is to sit down and be very realistic, to be very afraid, those of you who know me, know that I’m constantly afraid, and we will — we will roll out what I think will be excellent stores and I think those of you who are in Milan saw that. Those of you who are in the UK are seeing that. We will continue to deliver. But the most important translatable is that the A&F story is translatable or transferable to other cultures. There are Abercrombie Kids everywhere, they love the brands regardless of the language they speak. We are cool, classic, casual, stand for quality, optimism and appeal for the aspirational customer and that’s translatable in any language.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Jeff, just on that first, I just had one other comment which is in the UK now as well as having a number of (inaudible) many of our store managers are British and over time that process will continue. On your gross margin question, I think first of all we are seeing the gross margin erosion will moderate in the fourth quarter but to your point, clearly we are up against a comparison that’s somewhat easier than it was earlier in the year. We are certainly at a better inventory position coming into the holiday season than we were last year. But our belief is that it’s regardless of we are in that position, as are many other retailers, are said too that it’s going to continue to be an aggressive and promotional environment and better AURs are likely need to be down a good bit compared to the fourth quarter of last year. Time will tell as we go through the quarter but we think at this point that’s a reasonable expectation.

Final Transcript
Nov. 13. 2009 / 8:30AM ET, ANF — Q3 2009 Abercrombie & Fitch Co. Earnings Conference Call
Operator
And we go next to Jeff Black with Barclays Capital.
Jeff Black — Barclays Capital — Analyst
Yes. Mike, could you just expand on the — what is the price message here? It sounds like you want to use specially targeted promotions to lower price, but what’s the gap? At Hollister do you think next spring when we recost product we take price down X degree across the whole place? Do we take it across by category? Can you just fill in thoughts on that for us so we understand really better what the impact on sales and comp looks like going forward? Thanks.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
Well, I wish I could tell you what the impact on sales and comp will be, and I can’t. I will tell you that for next spring we are working on reducing our average unit cost. We are anticipating that that reduction will be reflected in lower prices, and I don’t want to get into what areas, but we are looking at each area very carefully. We are prepared to have lower prices for the first quarter of next year and we are prepared through how we costed the product. I wish I could tell you what the reaction of that will be in terms of absolute sales. We will see when they get there.
Operator
We go next to Janet Kloppenburg with JJK Research.
Janet Kloppenburg — JJK Research — Analyst
Good morning, everyone.
Mike Jeffries - Abercrombie & Fitch Co. — Chairman and CEO
Hi, Janet.
Brian Logan — Abercrombie & Fitch Co. — VP Finance
Hi, Janet.
Janet Kloppenburg — JJK Research — Analyst
Hi. Congratulations on the improvement and on the outstanding Milan opening.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
Thank you.
Janet Kloppenburg — JJK Research — Analyst
Follow up on what you were just talking about, this whole balance between pricing and fashion. Do you think you understand it, Mike, do you think you understand, you had enough time to know what product should be at the promotional price points and how far you can go on pricing for fashion or is this a — still in a test format and something that we will see work out over time? And also I was wondering if you could comment on if you feel the consumer — the full price consumer is becoming more confident. And, Jonathan, I just wondered if you could talk a little bit about the cost reductions, which have been better than expected, and if next year you might have to add back some of these — some of these costs in order to keep the business rolling. Thanks.

Final Transcript
Nov. 13. 2009 / 8:30AM ET, ANF — Q3 2009 Abercrombie & Fitch Co. Earnings Conference Call
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
Okay, Janet. Test. I believe that we have learned something every day and to say that we have figured this thing out is not a good statement because we continue to learn and we continue to look at the business on a daily basis, and get better. The fashion equation of our business, particularly in female and female tops, we are learning and there are green sprouts in the business. Our position is that we are becoming comfortable with some proven success, which is how we get back on trend, so that we will be able to make more informed decisions on where we put inventory. I have said that we are very light — we are too light in inventory. One of the reasons is that we haven’t had enough trend to back. As we prove what is working, we have become more confident and that’s the process. That is what’s going on now, that’s what will continue to go on and that’s how we build trend. So have we figured it out? No. Do we have a process in place that we are getting increasingly wise? I think so and I hope so.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Hi, Janet. On the second part of your question, on your second question, I guess a central tenant of our model going forward is that we could drive significantly accretive international growth leveraging off our existing home office structure. So we think the international growth could significantly outpace any growth we would need to have in that infrastructure. Having said that, the will, as we go into each new country, certainly there are some incremental costs that we need to put in place to be able to operate in those countries, which will cause some increases in MG&A going forward. I think on top of that in 2010 we would expect some of the incentive-related accruals to be greater. We have also kept a very tight rein on pretty much all other costs this year and will continue to work hard at doing that this year but there will probably be some modest increases in some areas, which are necessary to continue to support the international roll-out including, for example, travel, where clearly as we open up in more and more countries, there is a greater need for people to be in those countries getting those operations up and running.
Operator
We go next to Adrienne Tennant with FBR Capital Markets.
Adrienne Tennant — FBR Capital Markets — Analyst
Good morning, Mike and Jonathan.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
Good morning.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Hi, Adrienne.
Adrienne Tennant — FBR Capital Markets — Analyst
Mike, my question was on the decision to switch the Kids to a Hollister on fifth avenue and what that means for the Soho location, so what was the impetus there and then just a housekeeping, Jonathan. The RUEHL numbers, can I assume that the op loss for Q3 was about $0.08 and year to date the operating drag is about $0.25 for RUEHL ongoing ops? Just a verification on those two numbers.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
We will get you the second part in the second, Adrienne.

Final Transcript
Nov. 13. 2009 / 8:30AM ET, ANF — Q3 2009 Abercrombie & Fitch Co. Earnings Conference Call
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
Let me respond to the first part and that’s we believe Hollister represents a wonderful international opportunity, obviously, and having a location on fifth avenue gives it really great exposure to a tourist customer that is different from a Soho customer and that’s why we made — that’s one of the reasons we made the decision to do that. I don’t want to take anything away from Jonathan. He’ll tell you a little more, but also there was the consideration of the cannibalization of any fifth avenue business which, as a matter of fact, Stacy Pak talked about during our last earnings call.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
On the RUEHL charges, Adrienne, I think what you have to do is in the table we attached to the earnings release, you need to back out the one-time expenses we have called out in the footnote there and then in terms of how you would convert that to an after-tax number, I think you would use a normalized tax rate of somewhere in the mid to high 30s.
Brian Logan — Abercrombie & Fitch Co. — VP Finance
Yes, yes.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
So I think you can get to the EPS number that way.
Brian Logan — Abercrombie & Fitch Co. — VP Finance
And we did a quick calculation and it looks like it’s probably about a $0.05 impact, the ongoing piece of the RUEHL business excluding the one-time charges for the third quarter.
Operator
We go next to Barbara Wyckoff with Jesup & Lamont.
Barbara Wyckoff — Jesup & Lamont — Analyst
Hi, everyone. Good progress. Mike, is there any newness in denim silhouette wash, color? What about other bottoms on the horizon, other fabrics to sort of offset some of the denim problems, your thoughts on skirts and dresses. Thanks.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
The — our denim difficulty has had most to do with lack of inventory. We have had — we seriously under planned the inventory levels in denim and I think you’ve seen that in our stores. We are working very hard to catch up and we are getting back in line with an inventory in terms of inventory. In terms of fashion, it is very much about a skinny leg and we think will continue to be. Our knit pant business, however, is a good business at this point and we are looking at — I don’t want to talk any more about spring other than that.
Eric Cerny — Abercrombie & Fitch Co. — Manager, IR
Thanks, Barbara.

Final Transcript
Nov. 13. 2009 / 8:30AM ET, ANF — Q3 2009 Abercrombie & Fitch Co. Earnings Conference Call
Operator
We go next to Randy Konik with Jefferies & Company.
Randy Konik — Jefferies & Company — Analyst
Hi, Mike, quick question. You talked about the inventory being light and you’re starting to see some trend in the business. As the consumers coming into the domestic stores are they responding more to the more affordable pricing you’re having or the fashion or combination of both? If so, which is kind of better? And then just longer term, what is your — if you think about the Hollister versus Abercrombie potential internationally, which do you think is bigger and why?
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
Okay. First part of the question, I believe they are responding to both the more basic oriented sharply priced items as well as the fashion items. So I think we are getting — we are getting business in both. It’s creating the balance that’s the difficulty and that’s in response to Janet’s question. But we are working on it but the answer is that we need both to drive the business and we are getting response to both.
Now, the second part of the question was Hollister’s international potential versus A&F. Oh, they both have terrific international potential, terrific. A&F will expand through Flagship concept only. This is a proven concept. You’ve seen the results and we are aggressively pursuing that strategy around the world. Hollister’s potential is as big, perhaps bigger, but as big in terms of volume from the perspective of mall based stores around the world. We believe that Hollister also has volume potential in the epic concept, so the answer — the short answer to the question is unbelievable potential in both.
Operator
And we go next to Paul Lejuez with Credit Suisse.
Paul Lejuez — Credit Suisse — Analyst
Thanks. Can you give us some color on the international Hollister openings in the UK in terms of how they compare to the US fleet in terms of cost to open, rents, length of lease and maybe sales productivity and also Jonathan just wondering what CapEx might look like next year given the pickup in the Flagship and in international stores.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
I guess there’s a few — good morning, Paul. I guess there’s a few components to that. The first one I think you asked about was cost of openings compared to the US?
Paul Lejuez — Credit Suisse — Analyst
In rents and the length of lease and sales productivity.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Some of our leases may go a little longer. Many of them are going to be the same 10-year leases we have in the US. Typically in the UK a break clause after five years or rent review provision after five years where the rent gets readjusted. On a per square foot basis, rents are generally higher in the UK and I think that reflects the fact that there are fewer malls, more dense population so the productivity — source related productivity. Having said that, the productivity levels we are seeing in the UK certainly make, even with those higher rents those stores operate very profitably. What else was in the question?

Final Transcript
Nov. 13. 2009 / 8:30AM ET, ANF — Q3 2009 Abercrombie & Fitch Co. Earnings Conference Call
Brian Logan — Abercrombie & Fitch Co. — VP Finance
CapEx on 2010.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
In terms of CapEx 2010, we will anticipate it will move up fairly significantly from the 2009 level mainly due to the fact that we will be accelerating the rate of the Hollister international roll-out and we have — we will have a number of Flagships that will result in additional CapEx in 2010. So it will certainly be up a decent amount and we will be able to confirm the expected number in February when we get more color on our specific opening plans for the year.
Operator
We go next to Edward Yruma with KeyBanc.
Edward Yruma — KeyBanc — Analyst
Thanks very much. Can you talk a little bit about your pricing strategy both in Hollister and the Flagships abroad? I know you see them to deviate a little bit from the American equivalency that you started out with at the London Flagship. Thanks.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
Jonathan?
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
So I missed the second part of what you said there, Ed.
Mike Jeffries - Abercrombie & Fitch Co. — Chairman and CEO
He said that it deviated — pricing strategy in London and Hollister and that it had deviated from where we started.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Yes. I’m not sure that’s right, actually.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
No.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
I think for the Flagship in London, it’s been consistent in terms of the relationship to fifth avenue since it opened and the Hollister’s pricing matrix we set up for the UK when we opened the first Hollister is pretty much the same today.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
Exactly, exactly the same.

Final Transcript
Nov. 13. 2009 / 8:30AM ET, ANF — Q3 2009 Abercrombie & Fitch Co. Earnings Conference Call
Brian Logan — Abercrombie & Fitch Co. — VP Finance
And if I might add to that, I think the strategy on the pricing has been that we look at what the local market and where other retailers have their price points, we do some market comparisons and use that too as a starting point from some of our pricing in that local market. I think that might —
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
Another bit of color is that in the London Flagship we have no markdowns and in the Hollister chains, in the UK and Europe, we will have very limited markdown clearance in the stores, so those businesses are for all intents and purposes absolutely full priced businesses.
Operator
Our next question we go to Robert Samuels with Oppenheimer.
Robert Samuels — Oppenheimer — Analyst
Good morning.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
Good morning.
Robert Samuels — Oppenheimer — Analyst
Just a follow-up on what Paul asked, how much more productive on the international stores from both a sales per square foot as well as margin?
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Hi Robert. What Mike alluded to earlier on, the seven UK Hollisters we currently have open are all going to be our top 10 Hollister stores by volume out of the entire chain of 500 plus Hollisters. We haven’t spoken to the specific relative productivity but based on that statistic alone you can figure out we are not talking about them being a percentage more productive. We are talking about them being multiple more productive than the average US store.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
And he was asking about margin, which —
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
And the margins are very good. I mean —
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
Yes. Good.

Final Transcript
Nov. 13. 2009 / 8:30AM ET, ANF — Q3 2009 Abercrombie & Fitch Co. Earnings Conference Call
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
We — as I think we spoke to in the past is, we opened up international stores notwithstanding the tough current economic conditions in the UK and other places, we are not relaxing in any way our historic requirements of the opening contributions for those stores and in the great majority of cases the stores are going on to exceed our initial volume expectations.
Operator
We go next to Jennifer Black with Jennifer Black & Associates.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
Hi, Jennifer.
Jeff Black — Barclays Capital — Analyst
Good morning. How are you? Good. Congratulations on the improvements.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
Thank you.
Jeff Black — Barclays Capital — Analyst
I wondered if you could talk a little bit about accessories. Is that a category you’re going to expand and if so, when? You seemed really excited about it on the last call. And then secondly, I wanted to know if you have seen an acceleration in the responses via e-mail, your e-mail blasts on promotions. And how many — if you can tell, how many consumers click on the site because of sale and then purchase full price. I’m just kind of curious what you think about that. Thank you.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
Okay. I’m going to handle the first part of this. I continue to be excited about accessories because we are owed a big accessory business given the strength of our brands. It is — it’s been slow coming and we are putting a lot behind it in terms of feminine and masculine accessories. We have not put enough inventory behind them. We are starting next summer to be concentrating more aggressively in terms of inventory because we think the content deserves it. But clearly we have an accessory opportunity in this business. If we look at the men’s fragrance business, which is really a function of the strength of the brand, fierce as we are proclaiming is fierce and you can imagine how much business we do there. The accessory business is related to that. Now, to the e-mail. I’ll give it to Jonathan, yes.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Good morning, Jennifer. I guess on the part about e-mail, we certainly believe that the e-mails that we did during the quarter were run of the factors in driving the DTC improvement, they were quite effective and we saw some fairly good conversion rates there. At the same time, in any given month, we have a very significant number of unique visitors to our websites whose e-mail addresses we don’t necessarily have so we are working to leverage that going forward in terms of people who have expressed interest in actually coming to our website and one of the things we did recently with Hollister was to try to capture more e-mail addresses from some of those people by offering the 20% coupon to people who signed up. So we think both are important and both we are working on over time. I think you also asked about clicking on the site and then purchasing full price. Not sure I have specific data that I can really speak to on that question in terms of the mix of full prices and clearance.
Operator
For our next question we go to Dana Telsey with the Telsey Advisory Group.

Final Transcript
Nov. 13. 2009 / 8:30AM ET, ANF — Q3 2009 Abercrombie & Fitch Co. Earnings Conference Call
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
Hi, Dana.
Dana Telsey — Telsey Advisory Group — Analyst
Hi, Mike, how are you? Good morning and congratulations on Milan.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
Thank you.
Dana Telsey — Telsey Advisory Group — Analyst
As you think about the future and plan and always plan to get to the next level, knowing the fastidious attention to detail that I know you have, tell me a little bit about what’s needed on the people front, what do you see being new to the organization, systems initiatives that you have underway, how does it benefit margins and product enhancements, is it different by brand that you foresee? How do you see next year or the year after at this time? Thank you.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
Okay. So let’s go down your list. I think we’ve talked about people. I think that we have invested in the best in the business. I think you know that from the top level in the business. I think we have the best by category. I think that we continue to drive for the best and to work hard on training and development. This is in home office but clearly in the stores and the stores organization, which I believe to just be excellent and their plans in terms of this roll-out are complex, detailed and smart. So from a people perspective, I think we continue to make great progress. Product development, I think we are getting better. I think our processes are getting better. I think we have an organization that makes sense and we have done a little bit of restructuring there over the last six months. So that’s the openly way I can answer that question, so people, product — was there another part of this story?
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Systems, shall I take that?
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
And Jonathan will take systems.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Hi, Dana, I guess as we spoke to in the release, of the $45 million we spent on IT and other nonstore-related CapEx, or will spend over the course of the year, a significant piece of that is really associated with getting all the systems in place to be able to operate internationally. It’s not directly related to margin. It’s really just part of having the infrastructure there to be able to roll out to multiple countries. So a lot of that is behind us. We have put in — we have the second phase launch in September of our Oracle R and S system that’s now up and running and that was a key part of being ready for the accelerated international roll-out. We have an I Pass project which is we have incurred a significant amount of CapEx and there will be some ongoing CapEx associated with that. So most of that systems development is really putting us into the position to be able to further the roll-out rather than directly related to margin but it will support the accretive international growth we are looking to drive.

Final Transcript
Nov. 13. 2009 / 8:30AM ET, ANF — Q3 2009 Abercrombie & Fitch Co. Earnings Conference Call
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
Thanks, Dana.
Operator
We go next to Robin Murchison with SunTrust.
Robin Murchison — SunTrust — Analyst
Good morning and thanks for taking my question. This — regarding Copenhagen, I think last quarter, there seemed to be some question to it and in this quarter you’re definitively going with it and I’m just wondering if the fact that you are going with it, does it reflect the business comprehensively or does it reflect more a change in the real estate and prototype?
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Good morning. I guess just to speak to that, a few months ago I think our position was that we were — a reasonably significant CapEx numbers not as big as the other Flagships. But before we went forward and committed that expenditure we wanted to look at all the options available to us and we went through a process of doing that. We have ultimately come up with a model which we think will enable us to run that store at a reasonable profit margin, a pretty good profit margin and on that basis we have decided the best option is to proceed with the store.
Operator
We go next to Stacy Pak with SP Research.
Stacy Pak — SP Research — Analyst
Hi. Thanks.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
Hi, Stacy. You’re welcome. I gave you a plug.
Stacy Pak — SP Research — Analyst
I know. I saw that. Thank you. I’ll give you a plug. I think your new fashion looks fabulous. I really do.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
Thank you, Stacy.
Stacy Pak — SP Research — Analyst
Question for you, Mike, and then something for Jonathan. Mike, what really gives you the confidence that we are not destroying the aspirational brand positioning with these lower prices? What are you looking at? What’s giving you that confidence? And, Jonathan, I was hoping that you could address, again, the erosion you’re talking about in Q4 gross margin because I too am surprised by that, and maybe you could help us by clarifying the costing help you got in Q3 and sort of how you — how you expect cost relief to unfold in Q4 and 2010 and then also fold in what kind of inventory position you’re contemplating for sort of spring Q4 end, something like that. Thanks.

Final Transcript
Nov. 13. 2009 / 8:30AM ET, ANF — Q3 2009 Abercrombie & Fitch Co. Earnings Conference Call
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
Stacy, I think the first part of your question is very good and what gives me confidence that we are not eroding the aspirational nature of these brands is the passion and the determination we bring to better and better product each season, better in terms of design, better in terms of quality. Our stores and how we have maintained them and present them, the people that we continue to populate the business with just aspiring for better and better and I think that’s transparent.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Hi, Stacy, yes, I guess on your second question, yes, I guess implicit in what I was saying in answer to Jeff’s question earlier is that we see — we expect at this point that AUR will be going down greater than the AUC reduction we are getting in the fourth quarter and that is primarily what’s driving that additional erosion of the gross margin compared to last year. We are certainly in a better inventory position but again we anticipate it’s going to be a fairly aggressive promotional environment for the next few weeks and we are planning on or have the expectation that AURs are likely need to be down fairly significantly because of that and as I mentioned earlier, as we go through the next couple of months, time will tell and clearly we do have the ability to react with markdowns and pulling them up or taking them down as we deem appropriate going through the quarter.
In terms of the sourcing benefit itself, as we have spoken to previously, we expect to be fully realizing that benefit in the spring of next year. We have been progressively getting some benefit in Q3 and continuing Q4 but we will be — we expect to be fully sourced into that for the spring season next year. I think the last part of your question was on inventory. Going back to what Mike said right at the beginning of the call, we expect to be in a somewhat less conservative position coming into the spring season than we have been the last few quarters. So I think we have been running in that sort of low to mid-30s on a per square foot basis versus the prior year for the last few quarters. You’ll see we will still be down coming into the spring but we won’t be down that much.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
Stacy, I agree with you about the new fashion and I just wish we owned more of it.
Operator
We go next to Michelle Clark with Morgan Stanley.
Michelle Clark — Morgan Stanley — Analyst
Yes, good morning.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
Good morning.
Michelle Clark — Morgan Stanley — Analyst
Question for you. Hoping you can provide us with updates on store rationalization plans on the — in the US. Were you in the process of, what number of stores of the 270 roughly up for lease renewal over the next two to two and a half years are really potential candidates for closure? How has the response been from the mall landlords, et cetera? Thank you.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Hi, Michelle. In terms of what we are doing this year with the original 70 leases we had leases and kickouts of this year we are going to have a small number of full renewals, a number of closures as I spoke to earlier on and then the majority of the stores this year will be rolling on a short-term renewal basis which will leave say 250 leases up for renewal between now and the end of 2011. And frankly in terms of where we are and where we get to with that we are still doing the work. We are working through it store by store and looking at how it’s performed over time, modeling out under various different scenarios and another key piece of it is clearly what we can reasonably project in terms of improved productivity over time in those stores and as more times goes by, we obviously have somewhat greater visibility on that. So our expectation is particularly given the lease expiration skew towards the latter part of the year and therefore having dealt with the current year leases expiring, most of the rest then push out towards the end of 2010 that we won’t really lock into a plan probably until midway through the spring of next year in terms of where we are going with that footprint. Couple of bits of color to add. The leases expiring in the next two and a half years roughly after 2011 are disproportionately A&F stores and also disproportionately the underperforming stores within the overall portfolio.

Final Transcript
Nov. 13. 2009 / 8:30AM ET, ANF — Q3 2009 Abercrombie & Fitch Co. Earnings Conference Call
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
May I just take a minute to really expand on my response to Stacy? Because I think it is really an important question, and I think what we need to do is to step back and put all that we are describing in perspective. Strategically as a Company, we are where we need to be. We have a strategy based on the global appeal of our brands and that strategy is working and I think that’s implied in Stacy’s question. We need to improve our domestic business and we are confident that we will do so over time. But our strategy is long term and that strategy is what it has always been and that is protecting the brands. And you’ve heard me say that year, after year, after year. It’s not different. Trust me, we are not going to do anything domestically that will jeopardize the international opportunity.
Operator
We go next to David Glick with the Buckingham Research Group.
David Glick — Buckingham Research Group — Analyst
Good morning. My question was really focused on store closings, maybe ask it from a different perspective. How should we think about the number of closings relative to openings over the next few years? Clearly the new stores are at a much greater productivity level based on how they have rolled out so far, but is it fair to think of the net sales opportunity between the stores that you’re going to open versus those that you close? And clearly there’s a profitability opportunity but I think we are all just trying to figure a way to model the store expansion versus contraction.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Yes. Hi, David. Yes, we are obviously focused more on the operating profit piece of it than the sales piece of it. And our expectation is not that we are going to be closing profitable stores, or stores that are even sort of moderately profitable in this environment we would most likely be keeping open maybe one or two or some stores which we think for brand reasons we may want to close. But I think the — so we think there’s an operating margin opportunity both from the domestic store base and then obviously the international — the international store openings. We expect will be in their own right highly accretive so I don’t think it’s necessarily from an operating profit. We are hoping they will both be additive, but I think the other point to make going back to what I said earlier is, as well as the lease expirations themselves and the potential reduction in the footprint and the rent renegotiations, increased productivity domestically is certainly going to have to be a key piece of improving that operating margin domestically over time.
Eric Cerny — Abercrombie & Fitch Co. — Manager, IR
Thank you. I think that’s going to wrap up our conference call today. Thank you very much for joining us.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman and CEO
Thank you.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP, CFO
Thank you.

Final Transcript
Nov. 13. 2009 / 8:30AM ET, ANF — Q3 2009 Abercrombie & Fitch Co. Earnings Conference Call
Operator
And again, ladies and gentlemen, this does conclude today’s conference call. Thank you for your participation.
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